                                    SUMMONS
                              (CITACION JUDICIAL)

NOTICE TO DEFENDANT: (AVISO A ACUSADO)                   FOR COURT USE ONLY
STEPHEN C. RICHARDS, SRIVATS SAMPATH, RICHARD M.     (SOLO PARA USO DE LA CORTE)
SCHELL, GEORGE SAMENUK, FRANK C. GILL, NETWORK
ASSOCIATES, INC. and DOES 1-25, inclusive



YOU ARE BEING SUED BY PLAINTIFF:
(A Ud. le esta demundando)
JUSTIN PEYTON, On Behalf of Himself and All Others
Similarly Situated

-------------------------------------------------------------------------------

YOU HAVE 30 CALENDAR DAYS AFTER THIS SUMMONS IS SERVED ON YOU TO FILE A TYPEWRITTEN RESPONSE AT THIS COURT.

DESPUEE DE QUE LE ENTREGUON ESTA CITACION JUDICIAL USTED TIENE UN PLAZO DE 30 DIAS CALENDARIOS PARA PRESENTOR UNA RESPUESTE ESCRITA A MAQUINE UN ESTA CORTE.


A LETTER OR PHONE CALL WILL NOT PROTECT YOU; YOUR TYPEWRITTEN RESPONSE MUST BE IN PROPER LEGAL FORM IF YOU WANT THE COURT TO HEAR YOUR CASE.

UNA CARTA O UNA LLAMEDA TELEFONICA NO LE OFRECORD PROTECCION; SU RESPUESTA ESCRITA A MAQUINA TIENE QUE COMPLIR CON LES FORMALIDEDES LEGALES APROPIADAS EL USTED QUIERE QUE IS CORTA ESCUCHE SU CASO.


IF YOU DO NOT FILE YOUR RESPONSE ON TIME, YOU MAY LOSE THIS CASE, AND YOUR WAGES, MONEY AND PROPERTY MAY BE TAKEN WITHOUT FURTHER WARNING FROM THE COURT.

SI USTED NO PRESENTA SU RESPUESTA A TIEMPO, PUEDE PERDUR EL CASO, Y LE PUEDEN QUITAR SU SALARIO, SU DINERO Y OTRAS COSASDE SU PROPLEDED SIN AVISO ADICIONAL POR PARTE DE LA CORTE.


THERE ARE OTHER LEGAL REQUIREMENTS. YOU MAY WANT TO CALL AN ATTORNEY RIGHT AWAY. IF YOU DO NOT KNOW AN ATTORNEY, YOU MAY CALL AN ATTORNEY REFERRAL SERVICE OR A LEGAL AID OFFICE (LISTED IN THE PHONE BOOK).

EXISTEN OTROS REQUISITOS LEGALES. PUEDE QUE USTED QUIERO LLAMAR A UN ABOGADO IMMEDIATAMENTE. SI NO CONOCE A UN ABOGADO, PUEDE LLAMAR, A UN SERVICIO DE REFERENCIA DE ABOGADOS O A UNA OFFICINA DE AYUDA LEGAL (VEA EL DIRECTORIO TELEFONICO).

-------------------------------------------------------------------------------

The name and address of the court is: (El nombre y direccion de la corte es)

Santa Clara Superior Court
191 North First Street
San Jose, CA 95113

CASE NUMBER (Numero de Caso)
CV809111

The name, address, and telephone number of plaintiff's attorney, or plaintiff without an attorney, is:
(El nombre, la direccion y el numero de telefono del abogado del demandante, o del demandante que no liane abogado, es)

Darren J. Robbins                     168593         619/231-1058
MILBERG WEISS BERSHAD HYNES & LERACH
401 B Street, Suite 1700, San Diego  CA 92101

-------------------------------------------------------------------------------

DATE:  JUL 01 2002                  Clerk by     /s/ ROSEMARY LEE   Deputy
                                               --------------------
(Feche)                             (Actuarrio)  Rosemary Lee      (Delegado)

-------------------------------------------------------------------------------

CALIFORNIA   NOTICE TO THE PERSON SERVED: You are served
STATE SEAL   1. [X] as an individual defendant.
             2. [ ] as the person sued under the fictitious name of (specify)

             3. [X] on behalf of (specify): NETWORK ASSOCIATES, INC.

                under [X] CCP 416.10 (corporation)
                      [ ] CCP 416.20 (defunct corporation)
                      [ ] CCP 416.40 (association or partnership)
                      [ ] CCP 416.60 (minor)
                      [ ] CCP 416.70 (conservatee)
                      [ ] CCP 416.90 (individual)
                      [ ] other

             4. [X] by personal delivery on (date): 7/1/2002

-------------------------------------------------------------------------------
                       (See reverse for Proof of Service)
                                    SUMMONS

                          PROOF OF SERVICE -- SUMMONS
             (USE SEPARATE PROOF OF SERVICE FOR EACH PERSON SERVED)

1. I served the

  a. [ ] summons  [ ] complaint  [ ] amended summons     [ ] amended complaint
     [ ] completed and blank Case Questionnaires         [ ] Other (specify).

  b. on defendant (name):

  c. by serving   [ ] defendant  [ ] other (name and title or relationship to person served).

  d. [ ] by delivery  [ ] at home  [ ] at business
         (1) data:
         (2) time:
         (3) address:

  e. [ ] by mailing
         (1) data:
         (2) place:

2. Manner of service (check proper box):

  a. [ ] PERSONAL SERVICE. By personally delivering copies. (CCP 415 10)

  b. [ ] SUBMITTED SERVICE ON CORPORATION, UNINCORPORATED ASSOCIATION (INCLUDING PARTNERSHIP), OR PUBLIC ENTITY. By leaving, during usual office hours copies in the office of the person served with the person who apparently was in charge and thereafter mailing (by first-class mail, postage prepaid) copies to the person served at the place where the copies were left. (CCP 415.20(a))

  c. [ ] SUBSTITUTED SERVICE ON NATURAL PERSON, MINOR, CONSERVATEE, OR CANDIDATE. By leaving copies at the dwelling house, usual place of abode, or usual place of business of the person served in the presence of a competent member of the household or a person apparently in charge of the office or place of business, at least 18 years of age, who was informed of the general nature of the papers, and thereafter mailing (by first-class mail, postage prepaid) copies to the person served at the place where the copies were left. (CCP 415.20(b)) (ATTACH SEPARATE DECLARATION OR AFFIDAVIT STATING ACTS RELIED ON TO ESTABLISH REASONABLE DILIGENCE IN FIRST ATTEMPTING PERSONAL SERVICE.)

  d. [ ] MAIL AND ACKNOWLEDGMENT SERVICE. By mailing (by first-class mail or airmail, postage prepaid) copies to the person served, together with two copies of the form of notice and acknowledgment and a return envelope, postage prepaid, addressed to the sender. (CCP 415.30) (ATTACH COMPLETED ACKNOWLEDGMENT OF RECEIPT.)

  e. [ ] CERTIFIED OR REGISTERED MAIL SERVICE. By mailing to an address outside California (by first-class mail postage prepaid, requiring a return receipt) copies to the person served. (CCP 415.40) (ATTACH SIGNED RETURN RECEIPT OR OTHER EVIDENCE OF ACTUAL DELIVERY TO THE PERSON SERVED.)

  f. [ ] Other (specify code section):

         [ ] additional page is attached.

3. The "Notice to the Person Served" (on the summons) was completed as follows (CCP 412.30, 415.10, and 474):

  a. [ ] as an individual defendant as the person sued under the

  b. [ ] fictitious name of (specify):

  c. [ ] on behalf of (specify):

         under  [ ] CCP 416.10 (corporation)                  [ ] CCP 416.60 (minor)             [ ] other:

                [ ] CCP 416.20 (defunct corporation)          [ ] CCP 416.70 (conservatee)

                [ ] CCP 416.40 (association or partnership)   [ ] CCP 416.90 (individual)

  d. [ ] by personal delivery on (date):

4. At the time of service I was at least 18 years of age and not a party to this action.

5. Fee for service: $

6. Person serving:

  a. [ ] California sheriff, marshal, or constable.

  b. [ ] Registered California process server

  c. [ ] Employee or independent contractor of a registered California process server

  d. [ ] Not a registered California process server

  e. [ ] Excerpt from registration under Bus. & Prof. Code 22350(b)

  f. [ ] Name, address and telephone number and, if applicable, county of registration and number.


    I declare under penalty of              (FOR CALIFORNIA SHERIFF, MARSHALL,
perjury under the laws of the State    OR CONSTABLE USE ONLY)
of California that the foregoing is    I certify that the foregoing is true
true and correct.                      and correct.

Date:                                   Date:

>                                       >
------------------------------------    ----------------------------------------
           (SIGNATURE)                                (SIGNATURE)

                                                                          [SEAL]

MILBERG WEISS BERSHAD
     HYNES & LERACH LLP
WILLIAM S. LERACH (68581)
DARREN J. ROBBINS (168593)
401 B Street, Suite 1700
San Diego, CA 92101
Telephone: 619/231-1058
619/231-7423 (fax)

ROBBINS UMEDA & FINK, LLP
MARC M. UMEDA (197847)
1010 Second Avenue, Suite 2360
San Diego, CA 92101
Telephone: 619/525-3990
619/525-3991 (fax)

Attorneys for Plaintiff

                   SUPERIOR COURT OF THE STATE OF CALIFORNIA

                             COUNTY OF SANTA CLARA

JUSTIN PEYTON, On Behalf of Himself and )    Case No. CV809111
All Others Similarly Situated,          )
                                        )    CLASS ACTION
                         Plaintiff,     )
                                        )    COMPLAINT FOR BREACH OF
                                        )    FIDUCIARY DUTIES
     vs.                                )
                                        )
STEPHEN C. RICHARDS, SRIVATS            )
SAMPATH, RICHARD M. SCHELL,             )
GEORGE SAMENUK, FRANK C. GILL,          )
NETWORK ASSOCIATES, INC. and DOES 1-    )
25, inclusive.                          )
                                        )
                         Defendants.    )
_____________________________________   )







                    COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

      Plaintiff, by his attorneys, alleges as follows:

                             SUMMARY OF THE ACTION

      1. This is a stockholder class action brought by plaintiff on behalf of the holders of McAfee.com Corporation ("McAfee.com" or the "Company") common stock against McAfee.com's Board of Directors and Network Associates, Inc. ("Network Associates") to enjoin the sale of McAfee.com to defendant Network Associates at a grossly inadequate and unfair price (the "Acquisition"). This action seeks equitable relief only and is brought pursuant to Delaware law.

      2. McAfee.com provides personal computer management solutions. The Company's Web site allows consumers to secure, repair, update and upgrade their personal computers ("PCs") online. McAfee's applications allow consumers to check PCs for viruses, eliminate viruses, and repair PCs.

      3. Network Associates supplies security and availability solutions for e-business. The company's products focus on network security and network management. Network Associates' products are marketed under the McAfee and Sniffer name. Network Associates also is a majority shareholder of McAfee.com, controlling approximately 75% of its shares. Moreover, the Company is further controlled by Network Associates through its control over board seats. In fact, defendants Richards and Samenuk, who control the remaining board members, are the CFO and COO and Chairman and CEO, respectively, of Network Associates.

      4. In essence, Network Associates' proposed Acquisition is the product of a hopelessly flawed process that was designed to ensure the sale of McAfee.com to one buyer, and one buyer only, on terms preferential to Network Associates and to subvert the interests of plaintiff and the other public stockholders of McAfee.com.

                             JURISDICTION AND VENUE

      5. This Court has jurisdiction over each of the defendants because they conduct business in, reside in and/or are citizens of, California. Certain of the defendants are citizens of California, including Network Associates which has its principal place of business in this county. Likewise, certain of the individual defendants, including defendants Sampath, Schell and Richards, are citizens of California. The amount in controversy of plaintiff's claim exclusive of interest and costs is less

                    COMPLAINT FOR BREACH OF FIDUCIARY DUTIES than $75,000 as this action seeks equitable relief only. Venue is proper in this Court because defendants' wrongful acts arose in and emanated from this county.

                           PARTIES AND OTHER ENTITIES

        6. Plaintiff Justin Peyton is, and at all times relevant hereto was, a shareholder of McAfee.com.

        7. McAfee.com provides personal computer management solutions. The Company's Web site allows consumers to secure, repair, update and upgrade their PCs online. McAfee's.com applications allow consumers to check PCs for viruses, eliminate viruses, and repair PCs.

        8. Defendant Network Associates supplies security and availability solutions for e-business. The company's products focus on network security and network management. Network Associates' products are marketed under the McAfee and Sniffer name. Network Associates also is a majority shareholder of McAfee.com.

        9. Defendant Stephen C. Richards ("Richards") is a director of the Company and CFO and COO of defendant Network Associates.

        10. Defendant Srivats Sampath ("Sampath") is a director of the Company.

        11. Defendant Richard M. Schell ("Schell") is a director of the Company.

        12. Defendant George Samenuk ("Samenuk") is a director of the Company and Chairman and CEO of defendant Network Associates.

        13. Defendant Frank C. Gill ("Gill") is a director of the
Company.

        14. The defendants named above in paragraphs 9-13 are sometimes collectively referred to herein as the "Individual Defendants."

        15. The true names and capacities of defendants sued herein under California Code of Civil Procedure Section 474 as Does 1-25, inclusive, are presently not known to plaintiff, who therefore sues these defendants by such fictitious names. Plaintiff will seek to amend this Complaint and include these Doe defendants' true names and capacities when they are ascertained. Each of the fictitiously named defendants is responsible in some manner for the conduct alleged herein and for the injuries suffered by the Class.


                    COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

                  THE INDIVIDUAL DEFENDANTS' FIDUCIARY DUTIES

     16. In any situation where the directors of a publicly traded corporation undertake a transaction that will result in either (i) a change in corporate control, or (ii) a break-up of the corporation's assets, the directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the corporation's shareholders, and if such transaction will result in a change of corporate control, the shareholders are entitled to receive a significant premium. To diligently comply with these duties, the directors may not take any action that:

          (a) adversely affects the value provided to the corporation's shareholders;

          (b) will discourage or inhibit alternative offers to purchase control of the corporation or its assets;

          (c) contractually prohibits them from complying with their fiduciary duties;

          (d) will otherwise adversely affect their duty to search and secure the best value reasonably available under the circumstances for the corporation's shareholders; and/or

          (e) will provide the directors with preferential treatment at the expense of, or separate from, the public shareholders.

     17. In accordance with their duties of loyalty and good faith, the defendants, as directors and/or officers of McAfee.com, are obligated to refrain from:

          (a) participating in any transaction where the directors' or officers' loyalties are divided;

          (b) participating in any transaction where the directors or officers receive or are entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

          (c) unjustly enriching themselves at the expense or to the detriment of the public shareholders.

     18. Because the Individual Defendants are in the process of breaching their duties of loyalty, good faith and independence in connection with the proposed Acquisition, the burden of proving the inherent or entire fairness of the proposed Acquisition, including all aspects of its


                    COMPLAINT FOR BREACH OF FIDUCIARY DUTIES negotiation, structure, price and terms, is placed upon the Individual Defendants as a matter of Delaware law.

                            CLASS ACTION ALLEGATIONS

        19. Plaintiff brings this action on his own behalf and as a class action pursuant to Section 382 of the California Code of Civil Procedure on behalf of all holders of McAfee.com stock who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendants.

        20. This action is properly maintainable as a class action.

        21. The Class is so numerous that joinder of all members is impracticable. According to McAfee.com's Securities and Exchange Commission ("SEC") filings, there were more than 11.9 million shares of McAfee.com common stock outstanding as April 30, 2002.

        22. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:

                (a) whether defendants have breached their fiduciary duties of undivided loyalty, independence or due care with respect to plaintiff and the other members of the Class in connection with the Acquisition;

                (b) whether the Individual Defendants are engaging in self-dealing in connection with the Acquisition;

                (c) whether the Individual Defendants have breached their fiduciary duty to secure and obtain the best price reasonable under the circumstances for the benefit of plaintiff and the other members of the Class in connection with the Acquisition;

                (d) whether the Individual Defendants are unjustly enriching themselves and other insiders or affiliates of McAfee.com;

                (e) whether defendants have breached any of their other fiduciary duties to plaintiff and the other members of the Class in connection with the Acquisition, including the duties of good faith, diligence, honesty and fair dealing;


                    COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

          (f) whether the defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the Company or its assets; and

          (g) whether plaintiff and the other members of the Class would suffer irreparable injury were the transactions complained of herein consummated.

     23. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff does not have any interests adverse to the Class.

     24. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.

     25. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

     26. Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

     27. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

                     BACKGROUND TO THE PROPOSED ACQUISITION

     28. McAfee.com provides PC management solutions. The Company's Web site allows consumers to secure, repair, update and upgrade their PCs online. McAfee.com's applications allow consumers to check PCs for viruses, eliminate viruses, and repair PCs.

     29. On January 16, 2002, the Company issued a press release entitled, "McAfee.com Announces Record Year 2001 Revenues of $62.0 Million up 32% from 2000; Pro-Forma Earnings Per Share of $0.14; Fourth Quarter 2001 Revenues of $18.6 Million; Pro-Forma Earnings Per Share Of $0.09," which stated in part:

     McAfee.com, a leading provider of Web security services, today announced operating results for the fourth quarter and fiscal year ended December 31, 2001. Revenue for the fourth quarter of fiscal year 2001 was $18.6 million up $6.5 million


                    COMPLAINT FOR BREACH OF FIDUCIARY DUTIES from the same period last year, representing year-over-year revenue growth of 54 percent. Fourth quarter revenues increased sequentially 15 percent over third quarter revenues of $16.2 million. Pro-forma net income for the quarter, excluding non-cash charges related to stock-based compensation and the amortization of intangibles, was $4.2 million or $0.09 per share. Net income for the quarter, including such non-cash charges was $904,000 or $0.02 per share.

            Revenue for fiscal year 2001 was $62.0 million, as compared to $46.9 million a year ago, representing annual revenue growth of 32 percent.

      30. On March 17, 2002, the Company issued a press release entitled, "McAfee.com Receives Notification of a Buyout Proposal from Network Associates," which stated in part:

      McAfee.com . . . today announced that it received a letter from Network
      Associates, Inc. . . . on Saturday afternoon stating Network Associates'
      intention to commence an exchange offer for all of the outstanding publicly held shares of the Class A common stock of McAfee.com. Network Associates stated that it would offer McAfee.com Class A common stockholders 0.675 of a share of Network Associates common stock in exchange for each outstanding share of McAfee.com Class A common stock. Network Associates stated that the offer will be made directly to McAfee.com's stockholders and that Network Associates is not seeking approval of the offer from McAfee.com's board of directors.

            Network Associates stated that it intends to file its offering materials with the Securities and Exchange Commission and to formally commence its exchange offer on or about March 25, 2002. Network Associates stated that the offer is conditioned on the tender of a sufficient number of shares of McAfee.com Class A common stock such that, after the offer is completed, Network Associates would own at least 90% of all outstanding shares of McAfee.com common stock. Network Associates stated that it will acquire any shares not purchased in the exchange offer through a "short form" merger and that, if the merger takes place, the consideration given to the remaining McAfee.com Class A common stockholders would be the same as the consideration received by the tendering stockholders in the exchange offer, subject to the exercise of appraisal rights, if any. As of February 14, 2002, there were approximately 11,742,901 shares of McAfee.com Class A common stock outstanding and 36,000,000 shares of McAfee.com Class B common stock outstanding, which are convertible into McAfee.com Class A common stock on a one-for-one basis. Based on McAfee.com's records and publicly filed documents, as of such date, Network Associates held all of the shares of McAfee.com Class B common stock outstanding and none of the shares of McAfee.com Class A common stock outstanding.

      31. Following the announcement, the investor community expressed outrage over the defendants' actions. In response, the Company's stock traded above the offered price. Thus, in essence, defendants were actually trying to buy the Company at a price less than the Company's then current price.

      32. On April 10, 2002, Network Associates increased its offer to approximately $17.28 per share.


                    COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

     33. Then, on April 25, 2002, Network Associates announced that its accounting for the prior years had been false - sending the Company's shares into a freefall. The attempted squeeze-out of McAfee.com was terminated shortly thereafter.

     34. Then, on July 1, 2002, Network Associates issued a press release entitled, "Network Associates Announces Plans to Acquire Publicly Held Shares of McAfee.com." The press release stated in part:

     Network Associates, Inc. today announced that it plans to commence an exchange offer for all outstanding publicly held shares of Class A common stock of McAfee.com. Network Associates currently owns approximately 75% of McAfee.com.

          McAfee.com stockholders will be offered 0.78 of a share of Network Associates common stock in a tax-free exchange for each outstanding share of McAfee.com Class A common stock. In addition to having the same exchange ratio as that recommended by the special committee of the outside and independent McAfee.com directors in connection with Network Associates' previous exchange offer, the other terms of the exchange offer are expected to be the same, with limited modifications to the conditions of the offer. The previous exchange offer was withdrawn in April 2002 after the Company determined to restate certain prior period financial statements. On June 28, 2002, Network Associates filed its restated financial statements. Operating results for 2001 and Q1 2002 were not impacted by the restatement.

          "With the filing of our restatements behind us, we believe it is the right time to move forward with the recombination of McAfee.com into the Network Associates family of world-class anti-virus and security solutions," said George Samenuk, chairman and CEO of Network Associates.

          Network Associates plans to file an exchange offer with the Securities and Exchange Commission on or about July 2, 2002, through which Network Associates would acquire all of the outstanding publicly held shares of McAfee.com Class A common stock. The offer will be conditioned on the tender of a sufficient number of McAfee.com Class A shares such that, after the offer is completed, Network Associates would own at least 90% of all outstanding shares of McAfee.com common stock as well as on certain other conditions. While the minimum condition may be waived, in no event will the offer be completed if less than a majority of the minority (McAfee.com stockholders other than Network Associates) tender their shares in the offer. If the minimum condition and the other conditions to the offer are met and the offer is completed, Network Associates will effect a "short-form" merger of McAfee.com with a Network Associates subsidiary. In the merger, each remaining McAfee.com Class A share will be exchanged (unless the holders perfect appraisal rights under Delaware law) into the same portion of a share of Network Associates common stock as is paid in the exchange offer.


                    COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

                             FIRST CAUSE OF ACTION
        FOR BREACH OF FIDUCIARY DUTIES AGAINST THE INDIVIDUAL DEFENDANTS

        35. Plaintiff repeats and realleges each allegation set forth herein.

        36. The defendants have breached their fiduciary duties of care, loyalty, candor and independence owed to the public shareholders of McAfee.com and have acted to put their personal interests ahead of the interests of McAfee.com shareholders.

        37. By the acts, transactions and courses of conduct alleged herein, the Individual Defendants, individually, and acting as a part of a common plan, are attempting to unfairly deprive plaintiff and other members of the Class of the true value of their investment in McAfee.com.

        38. The Individual Defendants have violated their fiduciary duties by entering into a transaction with Network Associates without regard to the fairness of the transaction to McAfee.com shareholders. Defendant Network Associates aided and abetted the other defendants' breaches of fiduciary duties owed to plaintiff and the other holders of McAfee.com stock.

        39. As demonstrated by the allegations above, the defendant directors failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of McAfee.com because, among other reasons:

                (a) they failed to take steps to maximize the value of McAfee.com to its public shareholders and they took steps to avoid competitive bidding, to cap the price of McAfee.com stock and to give Network Associates an unfair advantage, by, among other things, failing to solicit other potential acquirors or alternative transactions;

                (b) they failed to properly value McAfee.com; and

                (c) they ignored or did not protect against the numerous conflicts of interest resulting from the directors' own interrelationships or connection with the Acquisition.

        40. Because the Individual Defendants dominate and control the business and corporate affairs of McAfee.com, and are in possession of private corporate information concerning McAfee.com's assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of McAfee.com which

                    COMPLAINT FOR BREACH OF FIDUCIARY DUTIES makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits to the exclusion of maximizing stockholder value.

     41. By reason of the foregoing acts, practices and course of conduct, the defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and other members of the Class.

     42. As a result of the actions of defendants, plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of McAfee.com's assets and businesses and have been and will be prevented from obtaining a fair price for their common stock.

     43. Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and may consummate the proposed Acquisition which will exclude the Class from its fair share of McAfee.com's valuable assets and businesses, and/or benefit defendants in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

     44. Defendants are engaging in self-dealing, are not acting in good faith toward plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the Class.

     45. As a result of the defendants' unlawful actions, plaintiff and the other members of the Class will be irreparably harmed in that they will not receive their fair portion of the value of McAfee.com's assets and business and will be prevented from obtaining the real value of their equity ownership of the Company. Unless the proposed Acquisition is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class, will not engage in arm's-length negotiations on the Acquisition terms, and will not supply to McAfee.com's minority stockholders sufficient information to enable them to cast informed votes on the proposed Acquisition and may consummate the proposed Acquisition, all to the irreparable harm of the members of the Class.


                    COMPLAINT FOR BREACH OF FIDUCIARY DUTIES
                                      -9-

     46. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court's equitable powers can plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants' actions threaten to inflict.


                             SECOND CAUSE OF ACTION

    AIDING AND ABETTING BREACH OF FIDUCIARY DUTY AGAINST NETWORK ASSOCIATES

     47. Plaintiff repeats and alleges each allegation set forth above.

     48. Network Associates actively aided and abetted the Individual Defendants' breaches of their fiduciary duties owed to plaintiff and the Class by knowingly participating in the Individual Defendants' breaches of their duties of loyalty, candor and care owed to plaintiff and the other McAfee.com stockholders. Network Associates aided and abetted the Individual Defendants' breaches of fiduciary duties by structuring the Acquisition on terms preferential to Network Associates which subvert the interests of plaintiff and other public stockholders of McAfee.com.

                               PRAYER FOR RELIEF

     WHEREFORE, plaintiff demands preliminary and permanent injunctive relief in his favor and in favor of the Class and against defendants as follows:

     A. Declaring that this action is properly maintainable as a class action;

     B. Declaring and decreeing that the Acquisition agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable;

     C. Enjoining defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Acquisition, unless and until the Company adopts and implements a procedure or process to obtain the highest possible price for shareholders;

     D. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of McAfee.com's shareholders until the process for the sale or auction of the Company is completed and the highest possible price is obtained;

     E. Rescinding, to the extent already implemented, the Acquisition or any of the terms thereof;

     F. Imposition of a constructive trust, in favor of plaintiff, upon any benefits improperly received by defendants as a result of their wrongful conduct;



                    COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

        G. Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys' and experts' fees; and

        H. Granting such other further equitable relief as this Court may deem just and proper.

DATED: July 1, 2002                     MILBERG WEISS BERSHAD
                                        HYNES & LERACH LLP
                                        WILLIAM S. LERACH
                                        DARREN J. ROBBINS


                                                /s/ DARREN J. ROBBINS
                                        -------------------------------------
                                                  DARREN J. ROBBINS

                                        401 B Street, Suite 1700
                                        San Diego, CA 92101
                                        Telephone: 619/231-1058
                                        619/231-7423 (fax)

                                        ROBBINS UMEDA & FINK, LLP
                                        MARC M. UMEDA
                                        1010 Second Avenue, Suite 2360
                                        San Diego, CA 92101
                                        Telephone: 619/525-3990
                                        619/525-3991 (fax)

                                        Attorneys for Plaintiff


                    COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

Darren J. Robbins
MILBERG WEISS BERSHAD HYNES & LERACH LLP 168593
401 B Street, Suite 1700
San Diego          CA   92101                                         [SEAL]
TELEPHONE NO.: 619/231-1058  FAX NO. 619/231-7423
ATTORNEY FOR (Name): Plaintiff Justin Peyton
---------------------------------------------------------------------
INSERT NAME OF COURT, JUDICIAL DISTRICT, AND BRANCH COURT, IF ANY.

Santa Clara Superior Court
---------------------------------------------------------------------
CASE NAME. Peyton v. Richards, et al.
---------------------------------------------------------------------

CIVIL CASE COVER SHEET              COMPLEX CASE DESIGNATION                         CASE NUMBER CV809111

[ ] Limited [X] Unlimited           [ ] COUNTER  [ ] JOINDER                         ASSIGNED JUDGE

                                    Filed with first appearance by defendant
                                    (Cal. Rules of Court, rule 1811)

                   Please complete all five (5) items below.

1.  Check one box below for the case type that best describes the case:

    AUTO TORT                                  [ ] Other employment (15)                   [ ] Writ of mandate (02)

    [ ] Auto (22)                              CONTRACT                                    [ ] Other judicial review (39)

    OTHER PI/PD/WD (PERSONAL INJURY/           [ ] Breach of contract/warranty (08)        PROVISIONALLY COMPLEX CIVIL LITIGATION
    PROPERTY DAMAGE/WRONGFUL DEATH) TORT                                                   (CAL. RULES OF COURT, RULES 1800-1812)
                                               [ ] Collections (e.g., money owed,
    [ ] Asbestos (04)                              open book accounts (09)                 [ ] Antitrust/Trade regulation (03)

    [ ] Product liability (24)                 [ ] Insurance coverage (18)                 [ ] Construction defect (10)

    [ ] Medical malpractice (45)               [ ] Other contract (37)                     [ ] Claims involving mass tort (40)

    [ ] Other PI/PD/WD (23)                    REAL PROPERTY                               [ ] Securities litigation (28)

    NON-PI,PD/WD (OTHER) TORT                  [ ] Eminent domain/inverse                  [ ] ??? tort/Environmental (30)
                                                   condemnation (14)
    [X] Business tort/unfair business                                                      [ ] Insurance coverage claims arising
        practice (07)                          [ ] Wrongful eviction (33)                      from the above listed provisionally
                                                                                               complex case types (41)
    [ ] Civil rights (e.g., discrimination,    [ ] Other real property (e.g.
        false arrest) (08)                         Quit title) (28)                        ENFORCEMENT OF JUDGMENT

    [ ] Defamation (e.g. slander, libel) (13)  UNLAWFUL DETAINER                           [ ] Enforcement of judgment (e.g.,
                                                                                               sister state, foreign, out-of-county
    [ ] Fraud (16)                             [ ] Commercial (31)                             abstracts) (20)

    [ ] Intellectual property (19)             [ ] Residential (32)                        MISCELLANEOUS CIVIL COMPLAINT

    [ ] Professional negligence (e.g.          [ ] Drugs (38)                              [ ] RICO (27)
        legal malpractice) (25)
                                               JUDICIAL REVIEW                             [ ] Other complaint (not specified
    [ ] Other non-PI/PD/WD tort (35)                                                           above) (42)
                                               [ ] Asset forfeiture (05)
    EMPLOYMENT                                                                             MISCELLANEOUS CIVIL PETITION
                                               [ ] Person re. arbitration award (11)
    [ ] Wrongful termination (35)                                                          [ ] Partnership and corporate governance
                                                                                               (21)

                                                                                           [ ] Other petition (not specified above)
                                                                                               (43)

2. This case [X] is [ ] is not complex under rule 1800 of the California Rules of Court. If case is complex, mark the factors requiring exceptional judicial management

    a.  [X] Large number of separately represented parties

    b. [X] Extensive motion practice raising difficult or novel issues that will be time-consuming to resolve

    c.  [X] Substantial amount of documentary evidence

    d.  [ ] Large number of witnesses

    e. [ ] Coordination and related actions pending in one or more courts in other counties, states or countries, or in a federal court

    f.  [ ] Substantial post-disposition judicial disposition

3.  Type of remedies sought (check all that apply):

    a.  [ ] monetary

    b.  [X] nonmonetary; declaratory or injunctive relief

    c.  [ ] punitive

4.  Number of causes of action (specify): 2

5.  This case  [X] is  [ ] is not  a class action suit.


Date: July 1, 2002

       Darren J. Robbins              /s/ DARREN J. ROBBINS
.................................      ------------------------------------------
      (TYPE OR PRINT NAME)            (SIGNATURE OF PARTY OR ATTORNEY FOR PARTY)

                                     NOTICE

- Plaintiff must file this cover sheet with the first paper filed in the action or proceeding (except small claims cases or cases filed under the Probate, Family, or Welfare and Institutions Code) (Cal. Rules of Court, rule 962.2)

- File this cover sheet in addition to any cover sheet required by local court rule

- If this case is complex under rule 1800 et seq. of the California Rules of Court, you must serve a copy of this cover sheet on all other parties to the action or proceeding

- Unless this is a complex case, this cover sheet shall be used for statistical purposes only.

                             CIVIL CASE COVER SHEET

                                  [ILLEGIBLE}
                             COUNTY OF SANTA CLARA

                                                           CASE NUMBER: CV809111

                              NOTICE TO LITIGANTS

1. SERVICE. Timely filing and service of pleadings is required. A copy of this notice, the attached ADR Information Sheet, and a Case Management Conference Questionnaire and At-Issue Memorandum shall be served with a complaint or cross-complaint. (Local Rule 1.1C)

2. RULES AND FORMS. All parties are required to know the Local and State Rules of Court and to use proper forms. State Rules and Judicial Council forms are available on the Internet: www.courtinfo.ca.gov/forms or /rules. All forms and local rules may be purchased through:

        Forms and local Rules:              Local Rules:
        Rose Printing Company               San Jose Post-Record
        49 North First Street               90 North First Street, Suite 100
        San Jose, CA 95113                  San Jose, CA 95113
        408-293-8177                        408-287-4866

3. ASSIGNMENT. YOUR CASE HAS BEEN ASSIGNED TO JUDGE BIAFORE, DEPT. 21 FOR ALL PURPOSES, EXCEPT TRIAL.

4. CASE MANAGEMENT CONFERENCE. The Case Management Conference has been scheduled as follows:
_____ Before the ADR Administrator    _____ Before your Assigned Judge

Parties are required to meet and confer no later than 30 calendar days before the Case Management Conference. A completed Case Management Questionnaire and At-Issue Memorandum stating that the parties have met as required shall be filed and served at least 5 calendar days before the Case Management Conference. (California Rule of Court 212)

Counsel for each party and each party appearing in propria persona shall attend the Case Management Conference and shall be familiar with the case and be fully prepared to discuss all pre-trial matters stated in Local Rule 1.1F(4) including alternative dispute resolution (ADR) [Local Rule 1.1F(2)]. The Court shall evaluate each case as provided in California Rules of Court, Rule 2106 and make appropriate pre-trial orders. [Local Rule 1.1F(4)]

5. REQUIREMENTS FOR VOLUNTARY ALTERNATIVE DISPUTE RESOLUTION (ADR). Within 20 calendar days of a stipulation to voluntary ADR, the parties shall agree on a provider and on an ADR date. The parties shall confer with the ADR Administrator (408-299-3090) if they cannot agree on a provider. In any event, within the same 20-day period, plaintiff's counsel shall complete and submit to the ADR Administrator an ADR Notice, advising the ADR Administrator of the name of the ADR provider and the ADR date. [Local Rule 1.1E(4)]

6. SANCTIONS. Parties and counsel who fail to comply with the above Local Rules will be subject to the imposition of sanctions. (California Rules of Court, Rule 227 and Local Rule 1.1N)

Rev. 01/02 ng

--------------------------------------------------------------------------------
                       SANTA CLARA COUNTY SUPERIOR COURT
                         ALTERNATIVE DISPUTE RESOLUTION
                               INFORMATION SHEET
--------------------------------------------------------------------------------

     Many cases can be resolved to the satisfaction of all parties without the necessity of traditional litigation, which can be expensive, time consuming, and stressful. The Court finds that it is in the best interests of the parties that they participate in alternatives to traditional litigation, including arbitration, mediation, neutral evaluation, special masters and referees, and settlement conferences. Therefore, all matters shall be referred to an appropriate form of Alternative Dispute Resolution (ADR) before they are set for trial, unless there is good cause to dispense with the ADR requirement.

WHAT IS ADR?

     ADR is the general term for a wide variety of dispute resolution processes that are alternatives to litigation. Types of ADR processes include mediation, arbitration, neutral evaluation, special masters and referees, and settlement conferences, among others forms.

What are the advantages of choosing ADR instead of litigation?

     ADR can have a number of advantages over litigation:

o ADR can save time. A dispute can be resolved in a matter of months, or even weeks, while litigation can take years.

o ADR can save money. Attorneys fees, court costs, and expert fees can be reduced or avoided altogether.

o ADR provides more participation. Parties have more opportunities with ADR to express their interests and concerns, instead of focusing exclusively on legal rights.

o ADR provides more control and flexibility. Parties can choose the ADR process that is most likely to bring a satisfactory resolution to their dispute.

o ADR can reduce stress. ADR encourages cooperation and communication, while discouraging the adversarial atmosphere of litigation. Surveys of parties who have participated in an ADR process have found much greater satisfaction than with parties who have gone through litigation.

What are the main forms of ADR offered by the Court?

o Mediation is an informal, confidential process in which a neutral party (the mediator) assists the parties in understanding their own interests, the interests of the other parties, and the practical and legal realities they all face. The mediator then helps the parties to explore options and arrive at a mutually acceptable resolution of the dispute. The mediator does not decide the dispute. The parties do.

o    Mediation may be appropriate when:

     o    The parties want a nonadversary procedure

     o    The parties have a continuing business or personal relationship

     o    Communication problems are interfering with a resolution

     o    There is an emotional element involved

     o The parties are interested in an injunction, consent decree, or other form of equitable relief

                                     -over-